Exhibit 5.1

99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44(0)20.7710.1000 Fax: +44(0)20.7374.4460 www.lw.com

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TechnipFMC plc One St Paul’s Churchyard London EC4M 8AP United Kingdom	Los Angeles	Tokyo
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Ladies and Gentlemen:

Re:	TechnipFMC plc (the “Issuer”)
Registration Statement on Form S-4; Exchange offer for U.S.$459,764,000 aggregate principal amount of 3.45 per cent. Senior Notes due 2022, Series B

We have acted as English legal advisers to the Issuer in relation to its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement (the “Registration Statement”) on Form S 4 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to U.S.$459,764,000 aggregate principal amount of 3.45% Senior Notes due 2022, Series B (the “Exchange Notes”) under an indenture, dated 29 March 2017 (the “Indenture”), among the Issuer and U.S. Bank National Association, as trustee (the “Trustee”), as amended by a first supplemental Indenture, dated 29 March 2017, among the Issuer and the Trustee (the “First Supplemental Indenture”) and a second supplemental Indenture, dated 29 March 2017, among the Issuer and the Trustee (the “Second Supplemental Indenture”). The Exchange Notes will be issued in exchange for the Issuer’s outstanding 3.45% Senior Notes due 2022, Series A (the “Outstanding Notes”) on the terms set forth in the prospectus contained in the Registration Statement. We have taken instructions solely from the Issuer.

1.	INTRODUCTION

1.1	Purpose

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Exchange Notes.

1.2	Defined terms and headings

In this letter:

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and authorised and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers, European lawyers or managers authorised by the SRA. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears;

(b)	references to “Exchange Notes” and the “Outstanding Notes” include the Global Certificates representing the Exchange Notes and the Outstanding Notes; and

(c)	headings are for ease of reference only and shall not affect interpretation.

1.3	Legal review

For the purpose of issuing this letter we have reviewed only the following documents and conducted only the following enquiries and searches:

(a)	a search at Companies House in respect of the Issuer conducted on 22 March 2018;

(b)	an enquiry by telephone at the Central Index of Winding Up Petitions, London on 22 March 2018 at 2:55 pm with respect to the Issuer ((a) and (b) together, the “Searches”);

(c)	an excerpt from the minutes of the meeting of the board of directors of the Issuer held on 19 March 2018, approved by the directors of the Issuer in the meeting and to be executed at the next meeting of the board of directors of the Issuer;

(d)	a PDF executed copy of a certificate of the chief legal officer and secretary of the Issuer dated 28 February 2017 (the “Certificate”);

(e)	a PDF executed copy of the Indenture;

(f)	a copy of the certificate of incorporation of the Issuer dated 9 December 2015;

(g)	a copy of the certificate of incorporation of the Issuer on change of name dated 4 August 2016;

(h)	a copy of the certificate of incorporation of the Issuer on re-registration as a public limited company dated 11 January 2017;

(i)	a copy of the current articles of association of the Issuer adopted pursuant to a special resolution of the shareholders passed on 12 January 2017 and effective from 16 January 2016 (the “Articles”); and

(j)	a draft of the Registration Statement.

1.4	Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, English law and relate only to English law as applied by the English courts as at today’s date. In particular:

(a)	we have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated below; and

(b)	we express no opinion in this letter on the laws of any jurisdiction other than England.

1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinions) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINIONS

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its Schedules, it is our opinion that, as at today’s date:

2.1	Corporate Existence

The Issuer has been incorporated and is existing as a public limited company under the laws of England.

2.2	Corporate Authority

The filing of the Registration Statement has been duly authorised by all necessary corporate action on the part of the Issuer.

2.3	Capacity

The Issuer has the requisite corporate capacity to file the Registration Statement and to perform its obligations thereunder.

2.4	No Conflict

The entry into, delivery and performance of its obligations under the Indenture by the Issuer does not violate the provisions of the Issuer’s articles of association or any existing laws of England applicable to companies generally.

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the Indenture or the transactions contemplated thereby.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressees of any change in circumstances happening after the date of this letter which would alter our opinions.

4.	RELIANCE AND DISCLOSURE

This letter is addressed to you solely for your benefit in connection with the Registration Statement. This letter may not be relied upon by you for any other purpose or furnished to, or assigned to or relied upon by any other person, firm or entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Notwithstanding the above, this letter may be relied upon by Latham & Watkins LLP in connection with the filing of the Registration Statement and its opinion with respect to the validity of the securities being registered thereunder. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus contained under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully

/s/ Latham & Watkins

LATHAM & WATKINS

SCHEDULE 1

ASSUMPTIONS

The opinions in this letter have been given on the basis of the following assumptions:

1.	GENUINE, AUTHENTIC AND COMPLETE DOCUMENTS/SEARCHES

(a)	The genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies;

(b)	that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

(c)	that all documents, forms and notices which should have been delivered to the UK Companies House in respect of the Issuer have been so delivered, that the results of the Searches are complete and accurate, and that the position has not changed since the times at which the Searches were made;

(d)	that the contents of the Certificate are correct in all respects and the attachments to the Certificate are complete, accurate and up to date;

(e)	that the proceedings and resolutions described in the minutes of the meetings of the board of directors of the Issuer were duly conducted as so described, the persons authorised therein to execute the Indenture on behalf of the Issuer (the “Authorised Signatories”) were so appointed and that each of the meetings referred to therein was duly constituted and convened and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of directors’ interests or the power of interested directors to vote), a quorum was present throughout, the requisite majority of directors voted in favour of approving the resolutions and the resolutions passed thereat were duly adopted, have not been revoked or varied and remain in full force and effect;

(f)	that any limits on the powers of the directors of any of the Issuer to exercise the powers of the Issuer to borrow money or grant guarantees have not been and will not be exceeded by the transactions contemplated by the Indenture; and

(g)	that the persons executing the Indenture on behalf of the Issuer were the Authorised Signatories and that their authority had not been revoked.

2.	OTHER DOCUMENTS OR ARRANGEMENTS

(a)	That the Indenture (and the other documents referred to therein) remains accurate and complete and has not been amended, terminated or otherwise discharged as at the date of this letter;

(b)	the absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings, amending, rescinding or modifying or suspending any of the terms of the Indenture or which would result in the inclusion of additional terms therein, and that the parties have acted in accordance with the terms of such Indenture;

(c)	that the Indenture and all obligations thereunder (including the giving of guarantees and security) have been entered into in good faith, on bona fide commercial terms and on arms’ length terms and for the purpose of carrying on the business of the Issuer;

(d)	that all requirements and conditions precedent for the Indenture to be entered into have been satisfied; and

(e)	that where any of the provisions of the Indenture attract stamp duty, that such stamp duty has been duly paid.

3.	REPRESENTATIONS AND WARRANTIES

That all statements of fact and representations and warranties as to matters of fact (except as to matters expressly set out in the opinions given in this letter) contained in or made in connection with any of the documents examined by us were true and correct as at the date given and are true and correct at today’s date and no fact was omitted therefrom which would have made any of such facts, representations or warranties incorrect or misleading.

4.	FILINGS, APPROVALS, CONSENTS ETC.

That no consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required from any governmental or regulatory authority in connection with the execution, delivery and performance of the Indenture by any of the parties thereto or if such consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required, these have been made or will be made within the prescribed time limits.

5.	INSOLVENCY

That none of the parties to the Indenture has taken any corporate or other action nor have any steps been taken or legal proceedings been started against any such party for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, any such party or all or any of its or their assets (or any analogous proceedings in any jurisdiction) and none of the parties to the Indenture is unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 or becomes unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, or is insolvent or has been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Issuer).

SCHEDULE 2

RESERVATIONS

The opinions in this letter are subject to the following reservations:

1.	LIMITATIONS OF SEARCHES

The Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced. We have not made enquiries of any District Registry or County Court.

2.	INSOLVENCY

The opinions set out in this letter are subject to:

(a)	any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and

(b)	an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

3.	MATTERS OF FACT

We express no opinion as to matters of fact.